Exhibit 99(a)

                   Press Released issued on December 21, 2000


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NEWS RELEASE

Contact: Michael B. High, CFO/Executive Vice President
                  (610) 941-4804

                  Joseph R. Klinger. CEO, Progress Leasing Company
                  (610) 940-3971

For immediate release:

   Progress Financial Corporation Announces Sale of Equipment Leasing Division

         Blue Bell, PA, December 21, 2000 -- Progress Financial Corporation ("PFC" - NASDAQ: PFNC) announced it has reached an agreement to sell certain assets of the Equipment Leasing Company (ELC) to Sandy Spring National Bank, a subsidiary of Sandy Spring Bancorp, Inc. (NASDAQ: SASR). ELC, located in Sparks, Maryland is the Maryland Division of Progress Leasing Company, a wholly owned subsidiary of PFC. The sale, subject to regulatory approval, is expected to be completed by January 31, 2001. The company expects to recognize a pre-tax profit on the sale of approximately $1.7 million subject to adjustment based on the portfolio at closing. The announcement was made today by W. Kirk Wycoff, President and CEO of PFC.

         According to Wycoff, the sale of ELC is part of PFC's strategy to consolidate its leasing operations in Pennsylvania where there is synergy with existing Progress Bank lending clients and also to keep PFC in compliance with OTS regulatory limits on the level of leasing assets allowed for a federal thrift.


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         ELC has  been  in  business  for  over  twenty  years  originating  and brokering leases for small to medium sized businesses primarily in the mid-Atlantic region. Their leases provide financing for essential business equipment such as computers, network systems, office furniture and design systems, and communications equipment. In the acquisition, Sandy Spring National Bank expects to acquire approximately $30 million in lease receivables. The Equipment Leasing Company will continue to be managed by its current president, Dennis M. Horner and its 17 employees will join the bank's approximately 470 existing employees.

         Wycoff also indicated that the Company will add an additional $1.2 million to its loan loss reserves during the fourth quarter of 2000. This additional provision is due to market conditions which it believes may impact the loan portfolio at its subsidiary Progress Bank. Although PFC has not experienced a significant growth in non-accrual loans, it believes it is appropriate to bolster its reserve ratios at this time. The combination of the ELC sale and the additional provision for loan losses will increase PFC's ratio of reserves to loans to in excess of 1.30%.

About Progress Financial Corporation (PFC)

         Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, which serves businesses and consumers through sixteen full service offices. The Company also offers a diversified array of financial services including equipment leasing through Progress Leasing Company, with offices in Blue Bell, Pennsylvania, and financial planning services and investments through Progress Financial Resources, Inc., headquartered in Philadelphia, Pennsylvania; and asset based lending through Progress Business Credit. In addition, the Company also conducts commercial mortgage banking and brokerage services through Progress Realty Advisors, Inc. with locations in Blue Bell, Pennsylvania; Richmond and Chesapeake, Virginia; Woodbridge, New Jersey; and Raleigh, North Carolina. The Company also receives fees for the construction and development of assisted living communities through Progress Development Corporation; venture capital activities managed by Progress Capital Management, Inc.; and financial and operational management consulting services for commercial clients through KMR Management, Inc. located in Willow Grove, Pennsylvania. The Company's common stock is traded on the Nasdaq Stock Market, National Market under the Symbol "PFNC".

About Sandy Spring Bancorp

         Sandy Spring Bancorp is the bank holding company for Sandy Spring National Bank of Maryland, which currently has twenty-nine financial services offices in Montgomery, Howard, Prince George's and Anne Arundel Counties in Maryland. At September 30, 2000, Sandy Spring Bancorp had consolidated assets of approximately $1.7 billion, deposit of $1.2 billion, and stockholders' equity of $115. Million.

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